James Martin Retention Arrangement



               In connection with the retention of Mr. James Martin as Executive Vice President - Operations of the Company, effective May 2, 1994, Mr. Martin, received a payment of $125,000 at the time of his retention, and, based on the recommendation at that time of the Chief Executive Officer, is expected to receive in addition to his normal compensation, a service bonus of $125,000 when he retires.